EXHIBIT 10.21

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
Effective Date:  July 13, 2001

             This Second Amendment to the Employment Agreement (the “Second Amendment”) is entered into as of the date all necessary regulatory approvals are received by and between BYL BANK GROUP, a California banking corporation, with its headquarters office located at 1875 North Tustin Street, Orange, California (“Bank”), and Gloria Van Kampen, residing at 24692 Evening Star Drive, Dana Point, California (“Employee”).

RECITALS

             A.         The Bank and Employee previously entered into an Employment Agreement dated May 29, 1998 (the “Employment Agreement”) that specified the terms of Employee’s employment by Bank as its Executive Vice President and Chief Administrative Officer;

             B.          Following receipt of all necessary regulatory consents, the Bank and Employee entered into the First Amendment dated December 20, 2000 in order to provide for constructive termination provisions and other provisions if the proposed acquisition of BYL Bancorp (“BYL”) and the Bank by PBOC Holdings, Inc. (“PBOC”) and People’s Bank of California (“People’s”) consummates.

             C.          The acquisition was terminated on May 2, 2001, and as a result, the First Amendment to Employee’s employment agreement did not become effective.

             D.         Upon receipt of all necessary regulatory approvals, the Board of Directors of the Bank and Employee desire to further amend Employee’s employment agreement to provide for constructive termination provisions and other provisions, as described herein.

             NOW, THEREFORE, on the basis of foregoing facts and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

             1.          The first paragraph in Section 1(a) is hereby amended in full as follows:

(a)	Subject to the provisions below, the Bank agrees to continue to employ Employee, and Employee agrees to be employed by the Bank, subject to the terms and conditions of this Agreement for the period ending on May 28, 2002.

             2.          The first paragraph in Section 1(b) is hereby amended in full as follows:

(b)	Subject to the notice provisions set forth in this paragraph, the term of this Agreement shall automatically be extended for one (1) additional year on May 29 of each calendar year after the expiration of the term described in Paragraph 1(a). The term shall not be automatically extended as provided in this paragraph if either party shall give written notice to the other, on or before January 1 of each year that the Agreement shall not be automatically renewed on the next May 29. In the event either party shall give the other written notice as provided in this paragraph, the term of this Agreement shall thereafter terminate on the agreement termination date.

             3.          The second paragraph in Section 9.(b) is hereby amended in full as follows:

“However, if Employee’s employment is terminated by the Bank or the Bank’s successor pursuant to this Section 9 within 12 months as a result of the consummation of a plan of dissolution or liquidation of the Bank, or consummation of a plan or reorganization, merger or consolidation of the Bank with one or more corporations or associations, as a result of which the Bank is not the surviving corporation, or upon the sale of all or substantially all of the assets of the Bank to another corporation, or the acquisition of stock representing more than 50% of the voting power of the Bank by another corporation or person (the above transaction collectively referred to as “Change of Control”), or the Employee terminates employment with the Bank or the Bank’s successor for “Good Reason” within 12 months following a Change of Control as described above, the Bank or the Bank’s successor shall pay to Employee on the effective date of termination an amount equal to twenty-four (24) months of base salary, auto allowance, vacation pay, and insurance benefits, as severance pay in lieu of and in substitution for any other claims for salary and continued benefits hereunder (based on Employee’s base salary and benefits prevailing at the time of termination).  Such severance payment shall be in addition to all sums owing to Employee as accrued vacation pay.

Following a Change of Control, “Good Reason” shall mean the following:
(i)	Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the Executive's current or comparable office of the Bank, or a material adverse change made by the Bank in the Executive's functions, duties or responsibilities as its Executive Vice President and Chief Administrative Officer;

(ii)	Without Executive's express written consent, a reduction by either of the Bank in the Executive's base salary, bonus or other benefits as the same may be increased from time to time;

(iii)	The location of the Executive's office shall be more than a 35 mile radius from the location of the Bank's current principal executive office, except for required travel on business of the Bank to an extent substantially consistent with the Executive's present business travel obligations;

(iv)	Any purported termination of the Executive's employment for disability which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph 10; or

(v)	The failure by any acquiror of BYL and/or the Bank to obtain the assumption of and agreement to perform this Agreement by any successor of any acquiror of BYL and/or the Bank.”

             4.          Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Employment Agreement.

             5.          This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Bank and the Employee and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

             6.          Except as herein amended, the Employment Agreement shall remain in full force and effect.

             7.          This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

             8.          The terms and conditions of this Second Amendment are subject to the approval of any necessary regulatory agency.

             IN WITNESS WHEREOF, the Bank has caused this Second Amendment to be executed by its duly authorized officers, and Employee has executed this Agreement to be effective as of the day and year written above.

BANK:	BYL BANK GROUP

	By:	/s/ H. Rhoads Martin

H. Rhoads Martin
Chairman of the Board

EMPLOYEE:	/s/ Gloria Van Kampen

Gloria Van Kampen